Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217102), and Form S-8 (No. 333-223622, No. 333-216590 and No. 333-210456) of Corvus Pharmaceuticals. Inc. of our report dated March 7, 2019 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 7, 2019